As filed with the Securities and Exchange Commission on March 13, 2017.
File No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 DENNY'S CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-3487402
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)
203 East Main Street, Spartanburg, South Carolina	29319-9966
(Address of principal executive offices)	(Zip Code)

Denny’s, Inc. Deferred Compensation Plan, As Amended and Restated Effective 03-01-17
(Full title of the plan)

Timothy E. Flemming
Senior Vice President and General Counsel
Denny’s Corporation
203 East Main Street
Spartanburg, South Carolina 29319-0001
(864) 597-8000
(Name, Address and Telephone number, including area code, of Agent for Service)

with copy to:
Justin W. Chairman, Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,”  “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Plan Obligations	$35,000,000 (1)	100%	$35,000,000 (2)	$4,056.50

(1)
The Deferred Compensation Plan Obligations are unsecured obligations of Denny's Corporation, through its wholly-owned subsidiary Denny's, Inc., to pay deferred compensation in the future in accordance with the terms of the Denny’s, Inc. Deferred Compensation Plan, as amended and restated effective March 1, 2017 (the "Plan").

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Denny’s Corporation (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Timothy E. Flemming, Senior Vice President and General Counsel of the Company, at the address and telephone number on the cover of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this registration statement:

(1)  The Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2016; and

(2)  The description of the Company’s Common Stock set forth in its Registration Statement on Form 8-A filed with the Commission on January 7, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference or deemed to be part of this registration statement modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this registration statement after the most recent effective date may modify or replace existing statements contained in this registration statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this registration statement.

Experts

The consolidated financial statements of Denny’s Corporation as of December 28, 2016 and December 30, 2015, and for each of the years in the three-year period ended December 28, 2016, and management’s assessment of the effectiveness of internal controls over financial reporting as of December 28, 2016, have been incorporated by reference herein in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

Item 4.	Description of Securities.

  The securities being registered represent obligations (the “Obligations”) of the Registrant, through its wholly-owned subsidiary, Denny’s, Inc., to pay deferred compensation in the future in accordance with the terms of the Plan.  The Plan was originally effective on June 1, 2002 and has been amended several times since its effective date.  The most recent amendment and restatement of the Plan is effective March 1, 2017.

            The Obligations will be unsecured general obligations to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank equally with other unsecured and unsubordinated indebtedness of the Registrant and Denny’s, Inc. from time to time outstanding.

            The amount of eligible compensation to be deferred by each participant is determined in accordance with the terms of the Plan based on elections by the participant.  Under the Plan, unless otherwise determined by the committee appointed to administer the Plan (the “Committee”), Denny’s, Inc. will provide eligible key employees with the opportunity to elect to defer up to 50% of their base salary and, effective January 1, 2018, up to 75% of their annual bonus (prior to January 1, 2018, up to 100% of annual bonus could be deferred) under the Plan.  Denny’s, Inc. may make discretionary contributions to the Plan and prior to January 1, 2016 matching contributions were made to the Plan.  Effective March 1, 2017, certain employees may defer up to 100% of the performance shares that are earned by the employee pursuant to his or her performance award under the Registrant’s Long-Term Incentive Program (the “LTIP”), which performance award provides the employee with the ability to earn shares of the Registrant’s common stock under the Registrant’s 2012 Omnibus Equity Incentive Plan or, if applicable, a successor or replacement to such plan adopted by the Registrant (the “Equity Plan”) if the performance goals set forth in the performance award and the LTIP are met.  The issuance of shares of the Registrant’s common stock pursuant to the Equity Plan as described in the foregoing sentence will be under the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-181468), which registers the issuance of shares of the common stock under the Equity Plan, or a future replacement for or supplement to such Registration Statement.

            Participants’ elective deferrals of cash compensation and earnings thereon are 100% vested at all times.  Discretionary contributions and earnings thereon become vested at such times as determined by the Committee, and matching contributions and earnings thereon for periods prior January 1, 2016 were 100% vested at all times. Elective deferrals of earned performance shares and dividend equivalents (and earnings) thereon are also 100% vested at all times.

            A participant’s cash compensation deferrals and employer contributions are credited to a notional bookkeeping account in the name of the participant (the “Account”), which amounts are credited or debited with notional investment gains and losses equal to the experience of selected investment funds offered under the Plan and elected by the participant.  Participants may periodically reallocate their Account balances among the available notional investment options, as permitted by the Committee.  Denny’s, Inc. has reserved the right under the Plan to change the investment funds offered at any time.  A participant’s performance share deferrals are credited to an Account as units, with each unit equivalent in value to one share of the Registrant’s common stock.  Dividend equivalents on performance shares are credited to the Account and may be invested in the same manner as cash deferrals under the Plan.

            Subject to the terms of the Plan, a participant may elect, in accordance with the terms of the Plan, to receive salary and bonus deferrals (and discretionary and matching contributions) credited to his or her Account on fixed date(s) while still employed by Denny’s, Inc., or following termination of employment.  The Obligations are denominated and payable in the form of U.S. dollars.  The Obligations generally are payable in the form of a lump sum distribution or in installments of up to ten years (or a maximum of five years for in-service distributions), at the election of the participant made in accordance with the terms of the Plan, and subject to exceptions as set forth in the Plan (including in the event of a change in control or the participant’s death or disability).

            Subject to the terms of the Plan, a participant will receive performance shares and dividend equivalents credited to his or her Account following termination of employment.  The Obligations related to performance shares are converted into an equivalent number of shares of common stock, which shares are issued under the Equity Plan.  Dividend equivalents are denominated and payable in the form of U.S. dollars.  The Obligations generally are payable in the form of a lump sum distribution or in installments of up to ten years, at the election of the participant made in accordance with the terms of the Plan, and subject to exceptions as set forth in the Plan (including in the event of a change in control).

            Participants may not commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey their interest under the Plan except to the participant’s beneficiary in the event of death.

            The Committee may amend the Plan at any time so long as such amendment does not reduce the amount vested or accrued to a participant’s Account.  The Committee has reserved the right to terminate the Plan at any time, provided that such termination complies with applicable law.

            Except for performance shares that are convertible into shares of the common stock of the Registrant, the Obligations are not convertible into another security of the Registrant or Denny’s, Inc. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant or Denny’s, Inc.  No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

            The total amount of the Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees, the amounts of compensation and performance shares that they elect to defer under the Plan, and the amounts (if any) that Denny’s, Inc. elects to contribute to the Plan on the participants’ behalf.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Denny’s Corporation is a Delaware corporation.  Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.  A Delaware corporation may indemnify officers, directors, employees and agents in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.  Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer, director, employee or agent actually and reasonably incurs.

The Company’s Restated Certificate of Incorporation and By-Laws provide for exculpation and indemnification of its officers and directors to the full extent permitted under Delaware law.  Specifically, Articles Sixth and Seventh of the Restated Certificate of Incorporation provide for indemnification of officers and directors to the full extent permitted by Section 145 of the DGCL and the elimination of liability of directors to the full extent permitted by Section 102 of the DGCL, and Article 5, Section 14 of the By-Laws provides for indemnification of officers and directors to the full extent permitted by Section 145 of the DGCL.  Consequently, the registrant maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spartanburg, state of South Carolina, on this 13th day of March, 2017.

DENNY'S CORPORATION

By:	/s/ F. Mark Wolfinger
F. Mark Wolfinger
Executive Vice President,
Chief Administrative Officer and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy E. Flemming as the undersigned 's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John C. Miller	Chief Executive Officer, President and Director	March 13, 2017
John C. Miller	(Principal Executive Officer)

/s/ F. Mark Wolfinger	Executive Vice President, Chief Administrative Officer, Chief Financial Officer and Director	March 13, 2017
F. Mark Wolfinger	(Principal Financial Officer)

/s/ Jay C. Gilmore	Vice President, Chief Accounting Officer and Corporate Controller	March 13, 2017
Jay C. Gilmore	(Principal Accounting Officer)

/s/ Brenda J. Lauderback	Director and Chair of the Board of Directors	March 13, 2017
Brenda J. Lauderback

/s/ Gregg R. Dedrick	Director	March 13, 2017
Gregg R. Dedrick

/s/ José M. Gutiérrez	Director	March 13, 2017
José M. Gutiérrez

/s/ George W. Haywood	Director	March 13, 2017
George W. Haywood

/s/ Robert E. Marks	Director	March 13, 2017
Robert E. Marks

/s/ Donald C. Robinson	Director	March 13, 2017
Donald C. Robinson

/s/ Debra Smithart-Oglesby	Director	March 13, 2017
Debra Smithart-Oglesby

/s/ Laysha Ward	Director	March 13, 2017
Laysha Ward

EXHIBIT INDEX

Exhibit Number	Description

4.1
Restated Certificate of Incorporation of Denny's Corporation dated March 3, 2003, as amended by Certificate of Amendment to Restated Certificate of Incorporation to Increase Authorized Capitalization dated August 25, 2004 (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K of Denny's Corporation for the year ended December 29, 2004).

4.2
By-Laws of Denny's Corporation, as effective as of May 24, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Denny's Corporation filed with the Commission on May 26, 2016).

5.1	Opinion of J. Scott Melton, Esq., regarding the legality of the securities being registered.

23.1	Consent of J. Scott Melton, Esq. (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on signature page).

99.1	Denny’s, Inc. Deferred Compensation Plan, as amended and restated effective March 1, 2017